Exhibit 99.1

Media contact:
Karla Olsen,
director, corporate communications
Phone: 888.613.0003
FAX: 316.299.7569
karla.olsen@WestarEnergy.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES RATE CASE SETTLEMENT

KCC will be asked to approve settlement agreement

TOPEKA, Kan., Oct. 24, 2008 — Westar Energy, Inc. (NYSE:WR) today announced that all parties to its Kansas retail rate case have agreed to a settlement. The settlement, subject to the execution by all parties of a definitive settlement agreement and subsequent approval by the Kansas Corporation Commission (KCC), provides for a $130 million annual increase in rates and addresses other issues identified in the company’s rate case filing. The settlement represents an overall increase in rates of 11 percent, which is lower than the company’s requested increase of 15 percent. The settlement does not address the issue of consolidating the rates of Westar Energy North and Westar Energy South. That matter will be reserved for a hearing. The parties expect to file the executed settlement agreement, which will set forth the terms of the settlement, with the KCC in the next few days.

Among other provisions, the settlement recognizes Westar’s significant investment in new generating facilities, including wind energy. However, it requires Westar to forego any incentive return on that wind investment, something the company had again sought in its

Westar Energy announces rate case settlement, page 2 of 2

application. It also requires Westar to modify the fuel adjustment tariffs to reduce the volatility in customer bills associated with changes in fuel costs. The fuel adjustment tariffs will be changed to a quarterly update rather than the current monthly adjustment. The settlement provides a means for Westar to recover over five years the costs of restoring its system following last December’s record ice storm damage.

In the next several days, the KCC will establish a procedural schedule to consider the approval of the settlement agreement.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to more than 675,000 customers in the state. Westar Energy has about 6,500 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K for the period ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended June 30, 2008 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.